Exhibit 10.23

FURNITURE BRANDS INTERNATIONAL, INC.
LONG-TERM INCENTIVE PERFORMANCE CASH PLAN
(Executive Leadership Team)

1.    Purpose. The Furniture Brands International, Inc. Long-Term Incentive Performance Cash Plan (the “Plan”) is a performance-based incentive program. The purpose of the Plan is to reward eligible employees of Furniture Brands International, Inc. and its participating wholly-owned subsidiaries (collectively, the “Company”) for sustained Company financial performance. The Plan is established under, and constitutes a part of, the 2010 Omnibus Incentive Plan (the “2010 Incentive Plan”), which 2010 Incentive Plan was previously approved by stockholders.

2.    Performance Period. The three-year period from _____________ to __________________ shall constitute the performance period (the “Performance Period”) for the purpose of determining Awards payable to Participants in the Plan.

3.    Eligible Employee. Executive Leadership Team members (ELT) that are designated by the Administrator for participation in the Plan (“Participants”). Designation of an individual as eligible for participation in the Plan does not guarantee the right to receive any incentive award at the end of the Performance Period, the right to continued employment, nor the assurance of participation in future incentive plans.

4.    Plan Structure and Funding.

4.1.Company Goals. The performance goal, which was approved by the Committee, is the achievement by the Company of a threshold level of ROIC for each of the three fiscal years in the Performance Period (each a “Performance Goal” and collectively, the “Performance Goals”). The Plan will only payout in any particular year if the Company's ROIC threshold is met or exceeded in such fiscal year.

4.2.Funding

(a)If threshold ROIC is achieved in a fiscal year, the Committee will determine funding of the award pool for such fiscal year based on the achievement of ROIC. For funding, the relationship between results achieved and payout is linear between a threshold and 100% plan target, and again between 100% plan target and the performance maximum. Below the threshold, payout is zero. Above the performance maximum, payout is 200%. For actual results within the performance range, the payout factor will be interpolated. Below is the payout factor depending on whether the threshold, target or maximum Performance Goal is achieved. Plan funding will be determined by the Committee following completion of each fiscal year in the Performance Period.

	Threshold	Target	Maximum
	Payout Factor	Payout Factor	Payout Factor
ROIC	50%	100%	200%

4.3.Payout Formula. Subject to the attainment of the Company's ROIC threshold at the end of a fiscal year during the Performance Period, the amount of the Award that each Participant shall be eligible to receive shall be based on the following formula:

Annual Base Salary x Long-Term Incentive Target = Long-Term Incentive Target Value
(Long-Term Incentive Target Value x ___% (Percent Eligible for Payment of Performance Cash))/ Number

of Years in the Performance Period = Annual Target Award
Annual Target Award x Company ROIC Payout Factor = Award

4.4.Administrator Discretion. The Administrator shall have the sole discretion to establish the amount of any Award payable to any Participant and whether to make any Awards even if a Performance Goal is achieved. In no event may the Administrator increase any Award for a Participant beyond the maximum award payable; and provided further that in no event will positive discretion be applied to any Award made to a “covered employee” (as defined under Code Section 162(m) and the regulations issued thereunder). Achievement of the Performance Goals is not a guarantee of payment of any Award.

5.    Distribution. Subject to termination of this Plan as set forth herein and termination of the Participant's employment, the Awards that are payable under the Plan shall be distributed fifty percent (50%) within two and one-half (2 1/2) months of the end of the fiscal year in which the applicable Award was earned and fifty percent (50%) within two and one-half (2 1/2) months of the end of the Performance Period; provided, however, that no distribution, including any distribution that may be made pursuant to Section 6, shall be made hereunder until after the Committee has certified the attainment of the Performance Goal following the end of a fiscal year and the Administrator has determined the amount to be paid to each Participant. Notwithstanding anything herein to the contrary, such distributions shall be made no later than required by Code Section 409A to avoid treatment of the Plan as a deferred compensation plan under Code Section 409A. The date as of which payment is made in accordance with this Section is referred to herein as the “Payment Date.”

6.    Changes in Employment Status.

6.1.New Hires. The Administrator shall determine whether and when an employee who is a new hire is eligible to participate in the Plan. The terms and conditions of any Award for such an individual shall be (i) based on the Long-Term Incentive Target for the new hire's Assignment and (ii) shall be prorated based on the number of full months on active payroll in any particular year during the Performance Period that the Eligible Employee was a Participant in the Plan.

6.2.Promotions from an Eligible Assignment. If at anytime the Participant is promoted, the Participant's Long-Term Incentive Target Value under the Plan shall be the original target and shall remain unchanged.

6.3.Demotions. If a Participant is demoted during the Performance Period, the Award for such an individual shall be the original target and shall remain unchanged. Notwithstanding the foregoing, if the Participant is demoted into a non-eligible Assignment during the Performance Period, the Award will be prorated based on the number of days during the Performance Period that the individual was a Participant in the Plan.

6.4.Transfers. If a Participant transfers during the Performance Period from an incentive-eligible position to another incentive-eligible position, the Participant's participation in the Plan will continue uninterrupted.

6.5.Terminations. If a Participant incurs a termination of employment before the Payment Date, the effect of termination of employment on a Participant's right to receive an Award under the Plan shall depend on the reason for the termination. Any Award payable under this Section 6.5 shall be payable in accordance with the Company's Executive Severance Plan or other applicable binding written agreement with the Company in effect at the time of the termination of employment.

6.6.Leave of Absence. In the event that a Participant is on an unpaid Company approved leave of absence any time during the Performance Period or at the time of the Payment Date, such Participant shall be entitled to a distribution of the Award, in accordance with Section 5, that would otherwise be payable to the Participant pro-rated based upon the number of days worked on active payroll in a Plan eligible Assignment during any applicable year in the Performance Period. In the event that a Participant is on a leave of absence due to short-term disability any time during the Performance Period, the period of time on short-term disability shall be treated as time on active payroll and will be credited toward the determination of the Participant's Award and the Participant shall be entitled to payment of the Award in accordance with Section 5, even if the Participant is on the short-term disability leave of absence as of the Payment Date.

7.    Operation and Administration.

7.1.    Plan Administration.  Except as otherwise expressly provided herein, full power and authority to interpret and administer the Plan is vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

7.2    Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes.

7.3.    Settlement of Awards. The obligation to make payments and distributions with respect to Awards shall be satisfied through delivery of cash. Satisfaction of any such obligations under an Award, which is sometimes referred to as the “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Administrator shall determine. Each business unit shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that business unit by the Participant. Any disputes relating to liability of a business unit for cash payments shall be resolved by the Administrator.

7.4.    Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

7.5    Limitation of Implied Rights. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant in the Plan shall have only a contractual right to the cash, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. The Plan does not constitute a contract of employment, and status as a Participant shall not give any individual the right to be retained in the employ of the Company or any of its subsidiaries, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued and vested under the terms of the Plan.

8.Amendment. The Committee may amend the Plan unilaterally if the Committee determines that amendment is necessary to assure that Awards paid to “covered employees” (as defined under Code Section 162(m) and the regulations issued thereunder) under the Plan constitutes qualified performance-based compensation under Code Section 162(m). The Committee also may amend the Plan unilaterally in any way if the Committee determines that such amendment (i) is not contrary to the terms of the 2010 Incentive Plan, (ii) does not require shareholder approval, and (iii) would not jeopardize qualification of Awards to covered employees under the Plan as performance-based compensation under Code Section 162(m).

9.Change in Control. In the event of any Corporate Transaction (as defined in the 2010 Incentive Plan), the Committee can make any adjustments to the Plan that are deemed appropriate to reflect the Corporate Transaction, in its sole discretion, unless the Participant has a written agreement binding on the Company that provides otherwise.

10.Recoupment. Any payouts under this Plan are subject to the Company's Incentive Recoupment Policy which was effective January 1, 2010, as such policy may be amended from time to time in the sole discretion of the Board.

11.Definitions. In addition to the other definitions contained herein, the following definitions shall apply:

(a)Administrator shall mean the Committee.
(b)Annual Target Award shall mean the Participant's Long-Term Incentive Target Value multiplied by the percentage of long-term incentive eligible for a payout under Plan as established by the Committee, divided by the number of fiscal years in the Plan, as such may be adjusted from time to time as set forth in this Plan.
(c)Assignment refers to a Participant's position or location and/or business unit.
(d)Award shall mean a cash payment made to a Participant pursuant to the Plan.
(e)Board means the Board of Directors of the Furniture Brands International, Inc.
(f)Code means the Internal Revenue Code of 1986, as amended from time to time (and the regulations issued thereunder). A reference to any provision of the Code shall include reference to any successor provision of the Code (and the regulations issued thereunder).
(g)Committee refers to the Human Resources Committee of the Board of Directors of Furniture Brands International, Inc.
(h)Executive refers to any member of the Company's Executive Leadership Team.
(i)Long-Term Incentive Target refers to the percentage of a Participant's rate of annual base pay at the commencement of the Performance Period, which percentage is established by the Committee and based on the Participant's Assignment and the competitive marketplace.
(j)Long-Term Incentive Target Value shall mean the Participant's annual base salary multiplied by the Participant's Long-Term Incentive Target.
(k)Performance Goal shall have the meaning set forth in Section 4.1 above.
(l)ROIC shall mean the Company's Net Operating Profit After Taxes divided by Invested Capital for each full fiscal year during the Performance Period [or if a Corporate Transaction occurs, for the portion of the twelve month period during which a Corporate Transaction occurs (excluding from such calculation the date of the Corporate Transaction)], which may be adjusted for unusual or infrequent items as set forth in the 2010 Incentive Plan.